Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Chefs’ Warehouse, Inc.

Ridgefield, Connecticut

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 13, 2013, relating to the consolidated financial statements, the effectiveness of The Chefs’ Warehouse, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

April 25, 2013